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                                                                    EXHIBIT 99.9

                                     WAIVER

      This Waiver is executed and delivered by the undersigned effective January 14, 2003 with reference to the following:

                                    RECITALS

      A. Fidelity National Financial, Inc., a Delaware corporation ("Fidelity"), ANFI, Inc., a California corporation ("ANFI"), and ANFI Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Fidelity ("Merger Sub"), entered into that certain Agreement and Plan of Merger, dated January 9, 2003 (the "Merger Agreement"), whereby Fidelity will acquire ANFI pursuant to a merger of ANFI with and into Merger Sub with Merger Sub emerging as the surviving entity and wholly-owned subsidiary of Fidelity (the "Merger").

      B. Fidelity and certain holders (each, a "Holder" and, collectively, the "Holders") of the common stock, no par value, of ANFI have entered into that certain Voting Agreement dated as of January 9, 2003 (the "Voting Agreement"), pursuant to which the Holders have agreed to vote their shares of ANFI common stock as provided for in the Voting Agreement, including, without limitation, in favor of the Merger and the Merger Agreement.

      C. The Holders, or certain of them, may exercise certain of their ANFI Options (as defined in the Merger Agreement) into shares of common stock of ANFI (the "ANFI Option Shares"), and subsequently sell some or all of the ANFI Option Shares acquired upon exercise prior to the Effective Time (as defined in the Merger Agreement) of the Merger.

      D. Pursuant to Section 3.2 of the Voting Agreement, each Holder is prohibited from offering for sale, selling, transferring, pledging, encumbering, assigning or otherwise disposing of, or entering into any contract or arrangement to do any of the foregoing, any or all of his or her Holder Shares (as defined in the Voting Agreement and which would include the ANFI Option Share) (the "Transfer Prohibition").

      E. Fidelity desires to waive any rights it may have to enforce the Transfer Prohibition, subject to the provisions below.

      NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Fidelity and the undersigned Holders hereby agree as follows:

      1. Fidelity hereby waives its right to enforce the Transfer Prohibition as it relates to the exercise of ANFI Options by a Holder and any subsequent sale of any ANFI Option Shares acquired upon exercise.

      2. This Waiver shall not be construed as a waiver of compliance with respect to any additional terms or conditions in the Voting Agreement or the Merger Agreement, except as expressly stated hereinabove.

                            [signature page follows]
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      IN WITNESS WHEREOF, the undersigned have executed this Waiver effective as of the date first set forth above.

                                   FIDELITY NATIONAL FINANCIAL, INC.


                                   By:
                                      ----------------------------------------

                                   Print Name:
                                              --------------------------------

                                   Its:
                                       ---------------------------------------


                                   HOLDERS


                                   -------------------------------------------
                                   Michael C. Lowther

                                   -------------------------------------------
                                   Barbara A. Ferguson

                                   -------------------------------------------
                                   Wayne D. Diaz

                                   -------------------------------------------
                                   Carl A. Strunk